                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934




      Date of Report (Date of Earliest Event Reported):    April 28, 1999


                           Arch Communications, Inc.
                           -------------------------
            (Exact Name of Registrant as Specified in Its Charter)


                                   Delaware
                                   --------
                (State or Other Jurisdiction of Incorporation)

          33-72646                                   31-1236804
          --------                                   ----------
  (Commission File Number)             (I.R.S. Employer Identification No.)


            1800 West Park Drive, Suite 250, Westborough, MA  01581
            -------------------------------------------------------
(Address of Principal Executive Offices)                    (Zip Code)

                                (508) 870-6700
                                --------------
             (Registrant's Telephone Number, Including Area Code)


                                Not Applicable
                                --------------
         (Former Name or Former Address, if Changed Since Last Report)
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ITEM 5.  OTHER EVENTS.

     5.1 On April 20, 1999, Arch Communications Group, Inc. ("Parent") distributed to certain unsecured creditors of MobileMedia Communications, Inc. ("MobileMedia") a supplement to the prospectus dated January 5, 1999 relating to Parent's offering of i) up to 108,500,000 shares of Parent's common stock and Class B common stock, offered to MobileMedia's unsecured creditors; ii) transferable subscription rights to purchase the 108,500,000 shares of common stock and Class B common stock for $2.00 per share, offered to MobileMedia's unsecured creditors; and iii) warrants to purchase up to 3,675,659 shares of common stock for approximately $3.00 per share, offered to the standby purchasers.

     5.2 On April 20, 1999, Parent distributed to its stockholders a supplement to the proxy statement/prospectus dated December 18, 1998 relating to Parent's offering of i) non-transferable subscription rights to purchase 44,893,166 shares of common stock for $2.00 per share; and ii) transferable warrants to purchase shares of common stock for approximately $3.00 per share to the extent that the subscription rights are not exercised.

     5.3 On April 9, 1999, Arch Escrow Corp., an affiliated entity of Parent, completed an offering of $147.0 million principal amount of 13.75% senior notes due 2008 to qualified institutional buyers under Rule 144A. The notes were sold at 95.091% of par for proceeds before selling discounts and expenses of $139.8 million.

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EXHIBIT INDEX

               99.1 Prospectus Supplement Dated April 20, 1999

               99.2 Proxy Statement/Prospectus Supplement Dated April 20, 1999

               99.3 Press Release, dated April 9, 1999, entitled "Arch Affiliate
                    Completes 144A Offering of 13.75% Senior Notes; Credit Facility Increased in Conjunction with MobileMedia Merger."


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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 28, 1999                   ARCH COMMUNICATIONS, INC.

                                              /s/ Gerald J. Cimmino
                                        By: _______________________________

                                        Title: Vice President and Treasurer

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